Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The consolidated financial statements of Barfresh Food Group, Inc. as of December 31, 2016 and 2015, and for the year ended December 31, 2016 and the nine-months period ended December 31, 2015, included in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, have been audited by Eide Bailly LLP, independent auditors, as stated in their report appearing herein.

We consent to the inclusion in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of our report, dated March 29, 2017, on our audit of the consolidated financial statements of Bar Fresh Food Group, Inc.

We also consent to the reference of our firm under the caption “Experts” in the Registration Statement.

/s/ Eide Bailly LLP

Denver, Colorado
June 16, 2017